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                                                               EXHIBIT 12.01

                        MARTIN MARIETTA MATERIALS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                       Nine Months                                  Year Ended
                                                    Ended September 30,                             December 31,
                                                    -------------------       ------------------------------------------------------
                                                      1998         1997         1997        1996        1995       1994       1993
                                                    --------------------------------------------------------------------------------
EARNINGS:

Earnings before income taxes                         129,163      116,608      151,212     118,953     103,791     90,420    74,058
Earnings of less than 50% owned associated
    companies, net                                      (801)        (919)        (805)       (736)       (742)      (431)     (222)
Interest Expense                                      17,085       11,380       16,899      10,121       9,733      6,865     3,234
Portion of rents representative of an
    interest factor                                    1,334          685        2,192       1,188       1,213        481       746

Adjusted Earnings and Fixed Charges                 $146,781     $127,754     $169,498    $129,526    $113,995    $97,335   $77,816

FIXED CHARGES

Interest Expense                                    $ 17,085     $ 11,380     $ 16,889    $ 10,121    $  9,733    $ 6,865   $ 3,234
Capitalized Interest                                     192          444          571         342         269        512       716
Portion of rents representative of an
    interest factor                                    1,334          685        2,192       1,188       1,213        481       746

Total Fixed Charges                                 $ 18,611     $ 12,509       19,662    $ 11,651    $ 11,215    $ 7,858   $ 4,696

Ratio of Earnings to Fixed Charges                      7.89        10.21         8.62       11.12       10.16      12.39     16.57
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